Exhibit 99.1

           American Retirement Corporation Signs Management Agreement
                             for Oklahoma Community

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Sept. 20, 2005--American Retirement Corporation (NYSE:ACR), a leading national provider of senior living housing and care, today announced that it has entered into a 15-year management agreement with American Seniors Foundation ("ASF") to manage its recently acquired Bradford Village community. Bradford Village, formerly known as Oklahoma Christian Retirement Community, is an entry-fee community that serves middle income seniors in Edmond, Oklahoma, 15 miles north of Oklahoma City. The campus consists of 78 cottage homes, 44 assisted living units, 10 memory care units and 102 skilled nursing beds, for a total of 234 units/beds.
    "We are pleased to add this community into our portfolio. We believe this community has tremendous upward potential and that our experience with entry-fee communities will allow us to bring out that potential," said Bill Sheriff, Chairman, President and CEO of American Retirement Corporation. "We have secured an attractive long term management agreement for this community that has recently emerged from bankruptcy and has begun a turnaround. We believe we will accelerate that turnaround. We have provided interim financing, a portion of which we will secure from a commercial lender, and allow ASF to put permanent tax-exempt financing in place at the appropriate time. The interim financing includes the $9 million purchase price and up to $1.5 million of working capital and capital expenditures for the community as needed (a portion of which was funded at closing). We will earn an attractive return on our capital (estimated to be approximately 9.7%), including a positive arbitrage on the commercial lender portion of it."

    Profiles

    American Retirement Corporation

    American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the company believes that it is a leader in the operation and management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The company currently operates 68 senior living communities in 15 states, with an aggregate unit capacity of approximately 13,500 units and resident capacity of approximately 15,100. The company owns 18 communities, leases 43 communities, and manages seven communities pursuant to management agreements.

    American Seniors Foundation

    American Seniors Foundation was founded eight years ago to provide quality housing and healthcare for seniors and to enhance the number and quality of healthcare practitioners dedicated to serving seniors. Toward that end, and in keeping with its charitable nature, American Seniors Foundation plans to offer nursing school scholarships for those who agree to work in the senior living industry upon completion of their studies.

    Safe Harbor Statement

    Statements contained in this press release and statements made by or on behalf of American Retirement Corporation relating hereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the company or its management, including, without limitation, all statements regarding the company's expectations regarding the rate of return to be earned on the financing, all statements regarding the company's plans to secure additional financing, all statements regarding anticipated capital expenditures and operational and financial improvements at the community and all statements regarding ASF's anticipated tax-exempt refinancing. These forward-looking statements may be affected by certain risks and uncertainties, including without limitation the following: (i) the company's ability to successfully integrate the community into the company's operations and to improve the operational results of the community, (ii) the company's ability to obtain additional financing on satisfactory terms, (iii) the ability of ASF to repay amounts due the company and/or to obtain replacement financing on satisfactory terms, (iv) the risks associated with adverse market conditions of the senior housing industry and the United States economy in general, (v) the risk associated with the company's significant leverage, and (vi) the risk factors described in the company's Annual Report on Form 10-K/A for the year ended December 31, 2004 under the caption "Risk Factors" and in the company's other filings with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the company's actual results could differ materially from such forward-looking statements. The company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

    CONTACT: American Retirement Corporation
             Ross C. Roadman, 615-376-2412